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                                                                    Exhibit 23.1

                        CONSENT OF KPMG PEAT MARWICK LLP


The Board of Directors
SPSS Inc.:

We consent to incorporation by reference in this registration statement on Form S-8 of SPSS Inc. and subsidiaries of our report dated February 18, 1998, relating to the consolidated balance sheets of SPSS Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, cash flows, and the related financial statement schedule, for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of SPSS Inc. and subsidiaries and to the reference to our firm under the heading "Experts" in the registration statement.


                                    /s/ KPMG Peat Marwick LLP

Chicago, Illinois

September 9, 1998